April 8, 2008

VIA FEDERAL EXPRESS
& ELECTRONIC DELIVERY (dennis.block@cwt.com, william.mills@cwt.com)

Dennis Block, Esq.
William Mills, Esq.
Cadwalader, Wickersham & Taft LLP
One World Financial Center
Suite 32-106
New York. NY 10281
Tel: 212 504-5555
Fax: 212 504-5557
E-mail: dennis.block@cwt.com,william.mills@cwt.com

Dear Dennis:

This letter agreement sets forth the terms of the severance benefits payable under Ezra’s May 12, 2006 employment agreement with The Children’s Place Retail Stores, Inc. (the “Company”). The terms set forth in this letter agreement are the same as presented in my letter to you dated December 28, 2007 with additional changes you requested in our conversation on April 8, 2008.

After you have had a chance to review this letter agreement with Ezra, kindly have Ezra execute this letter agreement in the appropriate space provided below for his signature to evidence his agreement with its terms (along with his election). Once I have received the fully executed copy of the letter agreement, I will process the payment of those benefits payable as a lump sum described below under “Section 6.01(a) Lump Sum Payment.”

The benefits pertaining to Ezra’s separation, and terms under which the Company is prepared to pay these benefits, are described below.

Section 5.01 Notice.

The Company continued salary payments and benefits through November 23, 2007, the 60th day following September 24, 2007, the day of Ezra’s separation from the Company’s employ. We understand Ezra has raised an issue regarding the nature of his separation. Under his position, it is not clear that these salary continuation payments (which totaled $173,077) were in fact required to be made. However, the Company elected to make salary continuation payments for the 60 day period to address the notice provision set forth in section 5.01 of the employment agreement, under an interpretation most favorable to Ezra.

Dennis Block, Esq.
April 8, 2008

Section 6.01(a) Lump Sum Payment.

As noted in my letter to you dated December 18, 2007, I understand Ezra has been advised that regulations issued under Section 409A of the Internal revenue Code of 1986, as amended (“Section 409A”) provide the basis for a claim that the lump sum payable under Section 5.01 may be paid prior to June 2, 2008 without adverse tax consequences under Section 409A. As agreed, should Ezra wish to receive this amount within the 6 month period following his separation (which we now believe may be anytime prior to June 2, 2008), the Company will require an indemnification to cover the potential tax penalty exposure for failure to properly report under Section 409A, in the form set forth in this letter agreement. In any event, the amount of the payment would be equal to $3 million, plus interest at the applicable federal short-term rate calculated from November 23, 2007 until the date of payment (less applicable withholdings).

Section 6.01(b) and 4.02 Benefits.

Bonus, Option Vesting. No bonus was payable with respect to the 2007 fiscal year, and none of Ezra’s outstanding options were unvested, so the only benefits payable under this section are with respect to benefits generally provided to senior executives as described in Section 4.02.

Medical, Dental Insurance. To address the provision of benefits for the 36-month period commencing November 24, 2007 (the “Coverage Period”), the Company has continued to provide benefits to Ezra under its self-insured medical, dental and prescription plans. I have been advised Ezra completed his COBRA election forms and is being provided the coverage described in this paragraph to him. The Company will continue to provide such benefits for any period up to the eighteen-month period permitted under COBRA and, following such period, will purchase from an unaffiliated insurer commercially available insurance coverage to provide to Ezra such medical, dental and prescription plan benefits as are reasonably equivalent to those medical, dental and prescription plan benefits provided by the Company to the Company’s other senior executives (other than those benefits provided under or pursuant to separately negotiated individual employment agreements or arrangements) at a reasonable equivalent cost for the remaining period of the Coverage Period. The Company reserves the option to purchase such commercially available coverage for such benefits at any time during the Coverage Period in full satisfaction of this provision. Under Section 6.03, any medical, dental or prescription benefits provided to Ezra by an unaffiliated person during the Coverage Period shall be primary to the benefits provided by the Company. I have been advised that payment of these benefits is clearly exempt from the applicability of Section 409A.

Life Insurance Policy to Replace Ezra’s current Group Insurance. The cost to replace Ezra’s current group life insurance policy in face amount of $750,000 is $18,888, which the Company will pay to Ezra on June 2, 2008, or per your request is reflected in Option 2 attached hereto, since the payment would not be exempt from the applicability of Section 409A.

Dennis Block, Esq.
April 8, 2008

Individual Life Insurance. During the Coverage Period, the Company will continue to pay $20,000 in annual premiums on the existing individual insurance policy on Ezra’s life, provided that Ezra will pay any premium payment due after November 23, 2007 and prior to June 2, 2008 directly to the insurance carrier, and the Company shall reimburse
Ezra for such premium payment upon the later of a) the Company’s receipt of documentation confirming the payment, and b) June 2, 2008, or as otherwise requested by you as reflected in Option 2 attached hereto.

Services of a Personal Driver. The Company will also pay Ezra the sum of $200,000, which has been determined to be the reasonable costs of a car service to be available to Ezra for 8 hours a day during the Coverage Period, on June 2, 2008, or as otherwise requested by you as reflected in Option 2 attached hereto.

Other Benefits. The only retirement plan provided by the Company is the 401(k) Savings Plan. Ezra has already exceeded the covered compensation limit for 2007 and will not be eligible to participate in the future since he is not an active employee. However, we have agreed that the value of this benefit to Ezra is $10,012, which the Company will pay on June 2, 2008, or as otherwise requested by you as reflected in Option 2 attached hereto. Ezra is ineligible to participate in the Company’s stock purchase plan due to his level of ownership in the Company. Finally, the Company’s short-term disability plans provide benefits in the form of salary continuation and the Company’s long term disability plan is designed to replace a portion of lost income due to disability. Since Ezra’s severance benefit already compensates him for his salary during the Coverage Period, there is no income to replace. In addition, the Company has been unable to locate an insurer that will provide this coverage to an unemployed individual.

Stock Options.

The 1997 Stock Option Plan pursuant to which Ezra’s options were granted provides that his options “shall terminate immediately upon the termination for any reason of the holder’s employment or services,” with the holder having 90 days following such termination in which to exercise his options. While the language could be construed otherwise, the Company, through its Compensation Committee on the advice of counsel, has taken the position that the options will remain exercisable until the earlier of their expiration dates and 90 days following his termination of service as a board member, in accordance with applicable Company policies. The terms of the January 27, 2006 Transfer Restriction Agreement between Ezra and the Company remain in effect.

In summary, to address all of Ezra’s benefits remaining payable by the Company, in addition to the $173,077 it has already paid to Ezra, the Company proposes two options by which Ezra’s benefits will be delivered. Please have Ezra execute his name following the option he selects, in the signature block provided for this purpose. By executing his name under either option, Ezra agrees he is voluntarily and knowingly releasing the Company (including its affiliated companies), and the officers, directors and agents thereof (collectively, the “Releasees”) from any and all claims pertaining to benefits under the May 12, 2006 employment agreement between him and all applicable employment laws identified in Annex 1, and the Company’s reporting of such benefits to applicable taxing authorities. Ezra has the right to consider this release for 21 days and, for seven (7) calendar days following his execution of this letter agreement, to revoke it. To be effective, his revocation must be in writing and delivered by hand or overnight mail and received by the Company within the seven day period. This letter agreement will not be effective or enforceable until the seven day revocation period has expired. This release does not waive rights or claims that may arise when this release is executed. In addition, in the case of the second option, Ezra agrees to indemnify the Releasees for, and hold the Releasees harmless from and against, any and all claims, liabilities and exposures arising out of any determination that the payment to Ezra of benefits prior to June 2, 2008 does not comply with Section 409A (it being understood and agreed that each of Ezra and the Company will be responsible for the fees and expenses of its own counsel).

Dennis Block, Esq.
April 8, 2008

Option 1 and Option 2 follow on page 5 and 6 respectively.

Any deliveries to Ezra will be made by (a) certified mail, return receipt requested, (b) recognized overnight courier or (c) personal delivery service, in each case addressed to Ezra Dabah at 35 Pheasant Road, Great Neck, New York 11024 and will be deemed delivered, in the case of (a), on the fifth business day following the date postmarked, in the case of (b), the next business day, and, in the case of (c), the date of delivery to the delivery service as documented by the Company’s records.

Please let me know immediately in writing if Ezra would prefer deliveries to be made to an alternate address.

Please feel free to call me with any questions or comments.

Very truly yours,

The Children’s Place Retail Stores, Inc.

By	/s/ Patricia A. Gray
Patricia A. Gray Senior Vice President, General Counsel and Secretary Direct: (201) 453-7472 Facsimile: (201) 453-7560

Dennis Block, Esq.
April 8, 2008

Option 1: The Company will make the following payments and deliveries to Ezra Dabah, in full satisfaction of its obligations under Ezra’s employment agreement:

(a) continued coverage under the Company’s self-insured medical, dental and hospitalization plans for a period up to the period permitted under COBRA, and delivery to Mr. Dabah of a commercially available medical, dental and prescription benefits policy to continue coverage of reasonably equivalent benefits (as provided by the Company to other senior executives) at a reasonably equivalent cost to the Company for the remaining portion of the Coverage Period, (b) deliver, on June 2, 2008, the amount of $18,888 to cover the cost of replacing the group life insurance policy coverage in face amount of $750,000 with a term of 3 years of coverage,
c) reimburse Mr. Dabah on June 2, 2008 (or such later date as the Company receives documentation confirming payment by Mr. Dabah) for any documented premium payment due and paid by Mr. Dabah after November 23, 2007 and prior to June 2, 2008, and continue to pay the remaining premiums during the Coverage Period (of $20,000 per year) on the existing individual insurance policy on Mr. Dabah’s life,
(d) deliver, on June 2, 2008 a lump sum payment of $200,000, to cover the costs of the car service during the Coverage Period,
(e) deliver, on June 2, 2008 a lump sum of $10,012, reflecting the value of Company matching contributions under the 401(k) plan, and
(f) deliver, on June 2, 2008, a lump sum payment equal to $3,000,000 plus interest calculated at the applicable federal short-term rate from November 23, 2007 until the date of payment (less applicable withholdings).

Accepted and Agreed, in accordance with the terms set forth in this letter agreement:

Dated:
Ezra Dabah

Dennis Block, Esq.
April 8, 2008

Option 2: The Company will make the following payments and deliveries to Ezra Dabah, in full satisfaction of its obligations under Ezra’s employment agreement:

(a) continued coverage under the Company’s self-insured medical, dental and hospitalization plans for a period up to the period permitted under COBRA, and delivery to Mr. Dabah of a commercially available medical, dental and prescription benefits policy to continue coverage of reasonably equivalent benefits (as provided by the Company to other senior executives) at a reasonably equivalent cost to the Company for the remaining portion of the Coverage Period, (b) deliver, on (i) June 2, 2008, the amount of $6,296 to cover the cost of replacing the group life insurance policy coverage in face amount of $750,000 during 2008, and (ii) January 5, 2009, the amount of $12,592 to cover the cost of replacing the group life insurance policy coverage in the face amount of $750,000 during the remainder of the Coverage Period,
(c) reimburse Mr. Dabah on June 2, 2008 (or such later date during 2008 that the Company receives documentation confirming payment by Mr. Dabah) for any documented premium payment due and paid by Mr. Dabah after November 23, 2007 and prior to June 2, 2008, and continue to pay the remaining premiums during the Coverage Period (of $20,000 per year) on the existing individual insurance policy on Mr. Dabah’s life,
(d) deliver, on (i) June 2, 2008 a lump sum payment of $66,667, to cover the costs of the car service during 2008, and (ii) January 5, 2009 a lump sum payment of $133,333 to cover the cost of the car service during the remainder of the Coverage Period,
(e) deliver, on (i) June 2, 2008 a lump sum of $3,337, reflecting the value of Company matching contributions under the 401(k) plan, that you would have received during 2008, and (ii) January 5, 2009 a lump sum of $6,675, reflecting the value of Company matching contributions under the 401(k)
(f) provided that you have executed on April 8, 2008 and have not rescinded this agreement on or before April 15, 2008, the Company will deliver at the close of business on April 15, 2008 a lump sum payment equal to $3,000,000 plus interest calculated at the applicable federal short-term rate from November 23, 2007 until the date of payment (less applicable withholdings).

Accepted and Agreed, in accordance with the terms set forth in this letter agreement:

/s/ Ezra Dabah	Dated: April 8, 2008
Ezra Dabah

Dennis Block, Esq.
April 8, 2008

ANNEX 1

Federal, state or local employment statutes or civil rights laws, including but not limited to:

Title VII of the Civil Rights Act of 1964, as amended
Age Discrimination in Employment Act
Old Workers Benefit Protection Act
Americans with Disabilities Act
Family and Medical Disabilities Leave Act
Fair Labor Standards Act of 1938 as amended by the Equal Pay Act of 1963 and compared state laws
Employment Retirement Income Security Act of 1974
New Jersey Conscientious Employee Protection Act
New Jersey Law Against Discrimination;
New Jersey Family Leave Act
New Jersey Wage Payment Act
New York Human Rights Act